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Exhibit 4.3

Warrant to Purchase
Shares of Common Stock

PAW

Issue Date:                        , 2004

NEITHER THIS WARRANT NOR THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND NEITHER THIS WARRANT NOR SUCH SHARES MAY BE SOLD, ENCUMBERED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENT, AND, IF AN EXEMPTION SHALL BE APPLICABLE, THE HOLDER SHALL HAVE DELIVERED AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Void after 5:00 P.M. New York City time on the last day of the Exercise Period, as defined in the Warrant.

COMMON STOCK PURCHASE WARRANT
OF
PHOTONIC PRODUCTS GROUP, INC.

        This is to certify that, FOR VALUE RECEIVED,                         with an address at                        (and or its assign(s) and/or transferee(s)) (hereinafter, each a "Holder" and collectively the "Holders"), is entitled to purchase, subject to the provisions of this Warrant, from Photonic Products Group, Inc., a New Jersey corporation (the "Company"), at an exercise price per share of One Dollar and Thirty-Five Cents ($1.35),            (            ) fully paid and non-assessable shares of Common Stock. The shares of Common Stock deliverable upon such exercise, and as adjusted from time-to-time as provided in this Warrant, are hereinafter sometimes referred to as "Warrant Stock," and the exercise price for the purchase of a share of Common Stock pursuant to this Warrant in effect at any time and as adjusted from time-to-time is hereinafter sometimes referred to as the "Exercise Price." The aggregate purchase price payable for the Warrant Stock purchasable hereunder is referred to as the "Aggregate Purchase Price." The Aggregate Purchase Price is not subject to adjustment. In the event of an adjustment to the Exercise Price, as provided in Section 6 herein, the number of shares of Warrant Stock deliverable upon exercise of this Warrant shall be adjusted by dividing the Aggregate Purchase Price by the Exercise Price in effect immediately after such adjustment.

        This warrant and additional warrants of like tenor, including warrants issued in exchange and/or substitution thereof (collectively, the "Warrants") were originally issued to Casimir Capital L.P. (the "Placement Agent" or "Casimir") and its designees in connection with Casimir acting as placement agent with respect to a private offering of securities by the Company (the "Offering"), pursuant to the terms of a Confidential Private Placement Memorandum dated June 1, 2004, as may be supplemented from time to time (the "Memorandum") and as further provided in a Placement Agent Agreement between the Company and Casimir dated May 28, 2004.

        1.    DEFINITIONS.    The following terms have the meanings set forth below:

          "Current Market Value" of a share of Warrant Stock as of a particular date (the "Determination Date") shall mean:

            a.     If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the Nasdaq National Market, the current market value shall be the last reported sale price of the Common Stock on such exchange or market on the last business day prior to the date of exercise of this

    Warrant or, if no such sale is made on such day, the average closing bid and asked prices for such day on such exchange or market; or

            b.     If the Common Stock is not so listed or admitted to unlisted trading privileges, but is traded on the Nasdaq SmallCap Market or elsewhere quoted, the current market value shall be the average of the closing price of the Common Stock for the five (5) trading days prior to such day on such market and if the Common Stock is not so traded, the current market value shall be the mean of the last reported bid and asked prices reported by the National Quotation Bureau, Inc. on the last business day prior to the date of the exercise of this Warrant; or

            c.     If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the current market value shall be an amount, not less than book value thereof as at the end of the most recent fiscal year of the Company ending prior to the date of the exercise of the Warrant, determined in such reasonable manner as may be prescribed by the Board of Directors of the Company.

          "Convertible Securities" shall mean evidences of indebtedness, shares of stock or other securities, including but not limited to options, warrants or purchase, subscription or other rights, which are convertible into, exchangeable or exercisable for, or represent the right to receive, with or without payment of additional consideration in cash or property, shares of Common Stock (or other Convertible Securities), either immediately or upon the occurrence of a specified date or a specified event.

          "Permitted Issuances" shall mean (i) Common Stock issuable or issued to employees, consultants or directors of the Company pursuant to the Company's 2000 Equity Compensation Plan (the "2000 Plan") and 1991 Inrad, Inc. Key Employee Compensation Program (the "1999 Plan," and together with the 2000 Plan, the "Existing Plans"), which in no event shall exceed 4,314,500 shares in the aggregate, provided, however, that, the Company may choose to either (A) increase the Existing Plans by up to 1,000,000 shares in the aggregate or (B) adopt one or more plans providing for the issuance of Common Stock to employees, consultants or directors of the Company covering up to 1,000,000 shares in the aggregate, but shall not in any event issue any securities thereunder until (1) the authorized capital stock of the Company is increased by a minimum of 10,000,000 shares of Common Stock and (2) the Registration Statement required by Section 5.1 of the Subscription Agreement(s) has been declared effective by the Securities and Exchange Commission, (ii) Common Stock issued or issuable upon conversion of the Warrants or any other securities exercisable or exchangeable for, or convertible into, shares of Common Stock outstanding as of the commencement of the Offering (the "Commencement Date"), and (iii) Common Stock or Convertible Securities issued or issuable as consideration by the Company solely for the acquisition of lines of business, business assets and capital assets. Notwithstanding the foregoing, during the six-month period commencing on the date of the final closing of the Offering, any issuances of Common Stock or Convertible Securities pursuant to clause (iii) above in excess of 500,000 shares of Common Stock in the aggregate (including shares underlying Convertible Securities) shall not fall within the definition of Permitted Issuances and shall be subject to the provisions of Section 6 herein.

        2.    EXERCISE OF WARRANT.    (a) This Warrant may be exercised in whole or in part at any time, or from time to time, commencing on the date hereof and ending at 5 P.M. New York City time on the day preceding the fifth (5th) anniversary of the date of issuance of this Warrant (the "Exercise Period"); provided, however, that if either such day is a day on which banking institutions in the State of New York are authorized by law to close, then on the next succeeding day which shall not be such a day. This Warrant may be exercised by presentation and surrender hereof to the Company at its principal office, or at the office of its stock transfer agent, if any, with the Warrant Exercise Form annexed hereto duly executed and accompanied by payment of the Exercise Price for the number of shares of Warrant Stock specified in such form. As soon as practicable after each such exercise of this Warrant, but not later than seven (7) days from the date of such exercise, the Company shall issue and deliver to the Holder a certificate or certificates for the shares of Warrant Stock issuable upon such exercise, registered in the name of the Holder or its designee. If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the shares of Warrant Stock purchasable thereunder. Upon receipt by the Company of this Warrant at its office, or by the stock transfer agent of the Company at its office, in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be physically delivered to the Holder.

        (b)   In lieu of the payment method set forth in Section 2(a) above, at any time during the Exercise Period, the Holder may, at its option, exchange this Warrant, in whole or in part (a "Warrant Exchange"), without payment by the Holder of any additional consideration, into the number of shares of Warrant Stock determined in accordance with this Section 2(b), by surrendering this Warrant at the principal office of the Company or at the office of its stock transfer agent, if any, accompanied by a notice stating such Holder's intent to effect such exchange, the number of shares of Warrant Stock so be exchanged and the date on which the Holder requests that such Warrant Exchange occur (the "Notice of Exchange"). The Warrant Exchange shall take place on the date specified in the Notice of Exchange or, if later, the date the Notice of Exchange is received by the Company (the "Exchange Date"). Certificates for the shares issuable upon such Warrant Exchange and, if applicable, a new warrant of like tenor evidencing the balance of the shares remaining subject to this Warrant, shall be issued as of the Exchange Date and delivered to the Holder within seven (7) days following the Exchange Date. In connection with any Warrant Exchange, this Warrant shall represent the right to subscribe for and acquire the number of shares of Warrant Stock (rounded to the next highest integer) equal to (i) the number of shares of Warrant Stock specified by the Holders in its Notice of Exchange (the "Total Number"), less (ii) the number of shares of Warrant Stock equal to the quotient obtained by dividing (A) the product of the Total Number and the existing Exercise Price by (B) the Current Market Value of a share of Common Stock. Current Market Value shall have the meaning set forth in Section 1 above, except that for the purposes hereof, the date of exercise, as used in such Section 1, shall mean the Exchange Date.

        3.    RESERVATION OF SHARES/FRACTIONAL SHARES.    The Company hereby agrees that at all times there shall be reserved for issuance and/or delivery upon exercise of this Warrant such number of shares of Common Stock as shall be required for issuance and delivery upon exercise of this Warrant. If the Company hereafter lists its Common Stock on any national securities exchange, the Nasdaq National Market or the Nasdaq SmallCap Market, it shall use its best efforts to keep the Warrant Stock authorized for listing on such exchange upon notice of issuance. No fractional shares or script representing fractional shares shall be issued upon the exercise of this Warrant. With respect to any fraction of a share called for upon exercise hereof, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the Current Market Value of a share of Warrant Stock.

        4.    EXCHANGE, TRANSFER, ASSIGNMENT OR LOSS OF WARRANT.    This Warrant (and all rights hereunder) is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Company or at the office of its stock transfer agent, if any, for other Warrants of different denominations entitling the holder or any assignee and/or transferee thereof to purchase in the aggregate the same number of shares of Common Stock purchasable hereunder; provided, however, that any assignment or transfer of the Warrant must comply with Section 11 below. Upon surrender of this Warrant to the Company or at the office of its stock transfer agent, if any, with the Assignment Form annexed hereto duly executed and funds sufficient to pay any transfer tax, the Company shall, without charge, execute and deliver a new Warrant in the name of the assignee and/or transferee named in such instrument of assignment and this Warrant shall promptly be canceled; provided, however, that any assignment or transfer of the Warrant must comply with Section 11 below. This Warrant may be divided or combined with other Warrants which carry the same rights upon presentation hereof at the office of the Company or at the office of its stock transfer agent, if any, together with a written notice specifying the names and denominations in which new Warrants are to be issued and signed by the Holder hereof. The term "Warrant" as used herein includes any Warrants into which this Warrant may be divided or exchanged. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor. Any such new Warrant executed and delivered shall constitute a substitute contractual obligation on the part of the Company.

        5.    RIGHTS OF THE HOLDER.    The Holder shall not, by virtue of this Warrant, be entitled to any rights of a stockholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in the Warrant and are not enforceable against the Company except to the extent set forth herein. In addition, no provision hereof, in the absence of affirmative action by Holder to purchase shares of Common Stock, and no enumeration herein of the rights or privileges of Holder hereof, shall give rise to any liability of such Holder for the purchase price of any Common Stock or as a stockholder of Company, whether such liability is asserted by Company or by creditors of Company.

        6.    ANTI-DILUTION PROVISIONS.    The Exercise Price in effect at any time and the number and kind of securities purchasable upon exercise of each Warrant shall be subject to adjustment as follows:

          (a)    Stock Dividends, Subdivisions and Combinations.    If, at any time or from time to time after the date of this Warrant, the Company shall (i) pay a dividend or make a distribution to any holder of its capital stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of its Common Stock any shares of capital stock of the Company, the Exercise Price shall be adjusted to be equal to a fraction, the numerator of which shall be the Aggregate Purchase Price and the denominator of which shall be the number of shares of Common Stock or other capital stock of the Company that the Holder would have owned immediately following such action had such Warrant been exercised immediately prior thereto. An adjustment made pursuant to this Subsection (a) shall become effective immediately after the record date in the case of a dividend or distribution, and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification, and shall result in a corresponding adjustment to the number of shares of Warrant Stock issuable upon exercise of this Warrant.

          (b)    Certain Other Distributions and Adjustments.    If, at any time or from time to time after the date of this Warrant, the Company shall issue or distribute to any holder of shares of Common Stock evidence of its indebtedness, any other securities of the Company or any cash, property or other assets (excluding a subdivision, combination or reclassification, or dividend or distribution payable in shares of Common Stock referred to in Subsection (a), and also excluding cash dividends or cash distributions paid out of net profits legally available therefor in the full amount thereof (any such non-excluded event being herein called a "Special Dividend")), the Exercise Price shall be adjusted by multiplying the Exercise Price then in effect by a fraction, the numerator of which shall be the then Current Market Value in effect on the record date of such issuance or distribution less the fair market value (as determined pursuant to paragraph (g)(B) of this Section 6) of the evidence of indebtedness, cash, securities or property, or other assets issued or distributed in such Special Dividend applicable to one share of Common Stock and the denominator of which shall be the then Current Market Value in effect on the record date of such issuance or distribution. An adjustment made pursuant to this Subsection (b) shall become effective immediately after the record date of any such Special Dividend and shall result in a corresponding adjustment to the number of shares of Warrant Stock issuable upon exercise of this Warrant.

          (c)    Issuance of Additional Shares of Common Stock and Convertible Securities.

              (i)  If at any time the Company shall in any manner issue or sell any shares of Common Stock or Convertible Securities (whether directly or by assumption in a merger in which the Company is the surviving corporation), in exchange for consideration in an amount per share of Common Stock (determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration at the time of issuance or sale of such securities plus the total consideration, if any, payable to the Company upon exercise, conversion or exchange thereof, by (ii) the number of additional shares of Common Stock issued, sold or issuable upon the exercise, conversion or exchange of such securities) that is less than the Exercise Price (excluding Permitted Issuances), then the Exercise Price shall be adjusted so that it shall equal the price determined by multiplying such Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance or sale (calculated on a fully-diluted basis as if all securities exercisable, convertible or exchangeable for Common Stock have been so exercised, converted or exchanged) plus the number of shares of Common Stock which the aggregate offering price would purchase based upon the Exercise Price, and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance or sale (calculated on a fully-diluted basis as if all securities exercisable, convertible or exchangeable for Common Stock have been so exercised, converted or exchanged) plus the maximum number of additional shares of Common Stock issued, sold or issuable in connection with such offering or transaction.

             (ii)  The provisions of paragraph (i) of this Section 6(c) shall not apply to any issuance of shares of Common Stock for which an adjustment is provided under Section 6(a) or 6(b). No adjustment of the number of shares of Common Stock for which this Warrant shall be exercisable shall be made under paragraph (i) of this Section 6(c) upon the issuance of any shares of Common Stock which are issued pursuant to the exercise of any warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Convertible Securities, if any such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Convertible Securities.

          (d)    No Adjustment.    No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least one cent ($0.01) in such price; provided, however, that any adjustments which by reason of this Section 6(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further, however that adjustments shall be required and made in accordance with the provisions of this Section 6 not later than such time as may be required in order to preserve the tax-free nature of a distribution to the Holder of this Warrant or the Common Stock issuable upon the exercise hereof. All calculations under this Section 6(d) shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

          (e)    Accountants.    The Company may retain a firm of independent public accountants of recognized standing selected by the Board (who may be the regular accountants employed by the Company) to make any computation required by this Section 6.

          (f)    Additional Adjustments.    In the event that at any time, as a result of an adjustment made pursuant to Section 6(a), (b) or (c) of this Warrant, the Holder of any Warrant thereafter shall become entitled to receive any shares of the Company other than Common Stock, thereafter the number of such other shares so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Sections 6(a) through (j), inclusive, of this Warrant.

          (g)    Consideration.    For purposes of any computation respecting consideration received pursuant to this Section 6, the following shall apply:

            A.    in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

            B.    in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Company (irrespective of the accounting treatment thereof), whose determination shall be conclusive; and

            C.    in the case of the issuance of securities convertible, exchangeable or exercisable for shares of Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (A) and (B) of this Subsection (g)).

          (h)    Voluntary Adjustment by the Company.    The Company may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

          (i)    No Adjustment.    Notwithstanding the foregoing, no adjustment shall be effected due to, or as a result of, any Permitted Issuances.

          (j)    Enforcement of Intent and Principles.    If any event or condition occurs as to which other provisions of this Section 6 are not strictly applicable or if strictly applicable would not fairly protect the exercise or purchase rights of this Warrant in accordance with the essential intent and principles of such provisions, or which might materially and adversely affect the exercise or purchase rights of the Holder under any provisions of the Warrant, then the Company shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such exercise and purchase rights as aforesaid, and any adjustment necessary with respect to the Exercise Price and the number of shares of Common Stock purchasable hereunder so as to preserve without dilution the rights of the Holders.

        7.    REGISTRATION RIGHTS.    The Warrant Stock shall be entitled to the registration rights set forth in Article V of the Subscription Agreements entered into between the Company and the several subscriber(s) as further described in Section 5 of the Placement Agent Agreement.

        8.    OFFICER'S CERTIFICATE.    Whenever the Exercise Price(s) shall be adjusted as required by the provisions of Section 6 of this Warrant, the Company shall forthwith file in the custody of its Secretary or an Assistant Secretary at its principal office and with its stock transfer agent, if any, an officer's certificate showing the adjusted Exercise Price(s) and the adjusted number of shares of Common Stock issuable upon exercise of each Warrant, determined as herein provided, setting forth in reasonable detail the facts requiring such adjustment, including a statement of the number of additional shares of Common Stock, if any, and such other facts as shall be necessary to show the reason for and the manner of computing such adjustment. Each such officer's certificate shall immediately be forwarded by certified mail to Holder as provided in Section 13.

        9.    NOTICES TO WARRANT HOLDERS.    So long as this Warrant shall be outstanding, (a) if the Company shall pay any dividend or make any distribution upon Common Stock, or (b) if the Company shall offer to the holders of Common Stock for subscription or purchase by them any share of any class or any other rights, or (c) if any capital reorganization of the Company, reclassification of the capital stock of the Company, consolidation or merger of the Company with or into another entity, tender offer transaction for the Company's Common Stock, sale, lease or transfer of all or substantially all of the property and assets of the Company, or voluntary or involuntary dissolution, liquidation or winding up of the Company shall be effected, or (d) if the Company shall file a registration statement under the Securities Act of 1933, as amended (the "Act"), on any form other than on Form S-4 or S-8 or any successor form, then in any such case, the Company shall cause to be mailed by certified mail to the Holder, at least ten (10) days prior to the date specified in clauses (a), (b), (c) or (d) above, as the case may be, of this Section 9 a notice containing a brief description of the proposed action and stating the date on which (i) a record is to be taken for the purpose of such dividend, distribution or rights, or (ii) such reclassification, reorganization, consolidation, merger, tender offer transaction, conveyance, lease, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which the holders of Common Stock or other securities shall receive cash or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up, or (iii) such registration statement is to be filed with the Securities and Exchange Commission.

        10.    RECLASSIFICATION, REORGANIZATION OR MERGER.    In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the Company, or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with a subsidiary in which merger the Company is the continuing or surviving corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the class issuable upon exercise of this Warrant) or in case of any sale, lease or conveyance of all or substantially all of the assets of the Company, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Company), the Company shall, as a condition precedent to such transaction, cause effective provisions to be made so that (a) the Holder shall have the right thereafter by exercising this Warrant, to purchase the kind and amount of shares of stock and other securities and property receivable upon such reclassification, capital reorganization and other change, consolidation, merger, sale, conveyance or statutory exchange by a holder of the number of shares of Common Stock which could have been purchased upon exercise of this Warrant immediately prior to such reclassification, change, consolidation, merger, sale, conveyance, or statutory exchange and (b) the successor or acquiring entity shall expressly assume the due and punctual observance and performance of each covenant, agreement, obligation and condition of this Warrant to be performed and observed by Company and all obligations and liabilities hereunder (including but not limited to the provisions of Section 6 regarding the increase in the number of shares of Warrant Stock potentially issuable hereunder). Any such provision shall include provision for adjustments which shall be as nearly equivalent as possible to the adjustments provided for in this Warrant. The foregoing provisions of this Section 10 shall similarly apply to successive reclassifications, capital reorganizations and changes of shares of Common Stock and to successive consolidations, mergers, sales or conveyances. In the event that in connection with any such capital reorganization or reclassification, consolidation, merger, sale, conveyance or statutory exchange, additional shares of Common Stock shall be issued in exchange, conversion, substitution or payment, in whole in part, for a security of the Company other than Common Stock, any such issue shall be treated as an issuance of Common Stock covered by the provisions of Section 6 of this Warrant. Notice of any such event shall be mailed by certified mail to the Holders of the Warrants no less than thirty (30) days prior to such event. A sale of all or substantially all of the Company's assets for a consideration consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes.

        11.    TRANSFER TO COMPLY WITH THE SECURITIES ACT OF 1933.    This Warrant or the Warrant Stock or any other security issued or issuable upon exercise of this Warrant may not be sold or otherwise disposed of except as follows:

          (a)   to a person who, in the opinion of counsel for the Company, or counsel for the Holder who is reasonably acceptable to the Company, is a person to whom this Warrant or Warrant Stock may legally be transferred without registration and without the delivery of a current prospectus under the Act with respect thereto and then only against receipt of an agreement of such person to comply with the provisions of this Section 11 with respect to any resale or other disposition of such securities which agreement shall be satisfactory in form and substance to the Company and its counsel; or

          (b)   to any person upon delivery of a prospectus then meeting the requirements of the Act relating to such securities and the offering thereof for such sale or disposition.

        12.    GOVERNING LAW; JURISDICTION.    The corporate laws of the State of New York shall govern all issues concerning the relative rights of the Company and its stockholders. All issues concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof. The parties hereto agree that venue in any and all actions and proceedings related to the subject matter of this Warrant shall be in the state and federal courts in and for New York, New York, which courts shall have exclusive jurisdiction for such purpose, and the parties hereto irrevocably submit to the exclusive jurisdiction of such courts and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. Service of process may be made in any manner recognized by such courts. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

        13.    NOTICES.    Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 13 prior to 6:30 p.m. (New York City time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 6:30 p.m. (New York City time) on such date, (iii) the Business Day following the date of the mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:	Photonic Products Group, Inc. 181 Legrand Avenue Northvale, NJ 07647 Attention: Daniel Lehrfeld Fax: (201) 767-9644
If to Casimir:	Casimir Capital L.P. 100 Broadway, 11th Floor New York, NY 10005 Attention: Richard Sands Fax: (212) 798-1300
If to any other Holder:	To the address set forth on the cover page hereof.

        14.    MODIFICATION OF WARRANT.    Other than as provided in Section 6(h), this Warrant shall not be modified, supplemented or altered in any respect, nor any provision waived, except with the consent in writing of the Holders representing not less than fifty percent (50%) of the Warrants then outstanding.

        15.    PAYMENT OF TAXES.    The Company will pay all documentary stamp taxes attributable to the issuance of shares of Common Stock underlying this Warrant upon exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificate for shares of Common Stock underlying this Warrant in a name other than that of the Holder. The Holder is responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving shares of Common Stock underlying this Warrant upon exercise hereof.

        16.    REMEDIES.    Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

        17.    SUCCESSORS AND ASSIGNS.    Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and assigns of Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and shall be enforceable by any such Holder or holder of Warrant Shares.

        18.    SEVERABILITY.    Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

        19.    HEADINGS.    The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose be deemed a part of this Warrant.

        IN WITNESS WHEREOF, this Warrant has been duly executed as of                        , 2004.

PHOTONIC PRODUCTS GROUP, INC.
By:
Daniel Lehrfeld President and CEO
ATTEST:
Secretary
[CORPORATE SEAL]

PHOTONIC PRODUCTS GROUP, INC.
WARRANT EXERCISE FORM

To Photonic Products Group, Inc.:

        The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within warrant ("Warrant") for, and to purchase thereunder by the payment of the Exercise Price and surrender of the Warrant, shares of Common Stock ("Warrant Stock") provided for therein, and requests that certificates for the Warrant Stock be issued as follows:

Name
Address
Federal Tax ID or Social Security Number

and delivered by certified mail to the above address, or electronically (provide DWAC instructions:                        ), or (please specify:                        ).

and, if the number of shares of Warrant Stock shall not be all the Warrant Stock purchasable upon exercise of the Warrant, that a new Warrant for the balance of the Warrant Stock purchasable upon the exercise of this Warrant be registered in the name of the undersigned Holder or the undersigned's Assignee as below indicated and delivered to the address stated below.

Dated:

NOTE: The signature must correspond with the name of the Holder as written on the first page of the Warrant in every particular, without alteration or enlargement or any change whatsoever, unless the Warrant has been assigned.

Name (please print)
Address
Federal Tax ID or Social Security Number
Assignee:

ASSIGNMENT

        FOR VALUE RECEIVED                        hereby sells, assigns and transfers unto                        the foregoing Warrant and all rights evidenced thereby, and does irrevocably constitute and appoint                        , attorney, to transfer said Warrant on the books of                        .

Dated:	Signature:

Address:

PARTIAL ASSIGNMENT

        FOR VALUE RECEIVED                        hereby sells, assigns and transfers unto                        the right to purchase                        shares of Common Stock, par value $.01 per share, of Photonic Products Group, Inc. covered by the foregoing Warrant, and a proportionate part of said Warrant and the rights evidenced thereby, and does irrevocably constitute and appoint                        , attorney, to transfer such part of said Warrant on the books of                        .

Dated:	Signature:

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  Exhibit 4.3